Exhibit 99.2

news release

Executive Offices                 For Further Information Contact:

1 Parkway N. Blvd.

Suite 100

Deerfield, IL 60015

P. Cody Phipps President and Chief Executive Officer or Fareed A. Khan Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS NAMES CHARLES K. CROVITZ

AS CHAIRMAN OF ITS BOARD OF DIRECTORS

DEERFIELD, Ill., December 7, 2011 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced on December 7, 2011 that it has named Charles K. Crovitz (58) as the Company’s non-executive chairman of the board and as a member and chair of the executive committee. Mr. Crovitz has served on the board since 2005. He currently serves as chair of the technology advisory committee and as a member of the governance committee. He has also previously served as a member of the human resources committee.

“Chuck has made enormous contributions to the Company since joining the board in 2005,” said Cody Phipps, president and chief executive officer. “As chairman, Chuck will bring his proven leadership and operating experience, as well as his extensive knowledge of the company, to his new role.”

Mr. Crovitz succeeds Frederick B. Hegi, Jr. as non-executive chairman of the board. Mr. Hegi has served as chairman of the board since 1996 and will continue serving as a director until the 2012 annual meeting at which time he plans to retire from the board. “I want to thank Fred for his many years of outstanding leadership as chairman and I look forward his continuing counsel,” said Cody Phipps.

Mr. Crovitz served as a member of the board of directors of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer until May 2011, and served as its interim chief executive officer from 2007 to 2010. Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as executive vice president and chief supply chain officer. During his 10-year career with Gap, Mr. Crovitz was also executive vice president, supply chain and technology and senior vice president, strategy and business development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, senior vice president and chief information officer, and vice president, director of marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company where he was an engagement manager, leading client service teams in retailing, forest products, steel, and personal computer industries. Mr. Crovitz holds a masters of business administration and a law degree.

According to Mr. Hegi, “During the past eighteen months, the board has successfully completed a senior management succession plan. With that change in place, I feel comfortable retiring from the board in May. In recognition of that upcoming retirement, it is appropriate for Chuck to take my place now as chair. I have tremendous confidence in Cody, his senior leadership team and the role Chuck will play going forward.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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